Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, October 27, 2005	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTMEBER 30, 2005

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended September 30, 2005.

Net earnings improved 24.3% to $6,195,000 compared with $4,982,000 for the third quarter of 2004.

Net earnings per diluted share were $.26 compared with $.19 per diluted share in 2004, a 36.8% improvement attributable to both the improvement in net earnings and a smaller number of shares outstanding.  The Company completed a self tender during the fourth quarter of 2004.

The Company’s revenues increased to $56,072,000 compared with $54,945,000 for the third quarter of 2004.  Gaming revenues, which include video lottery win and harness racing commissions, increased 2.4% or $1,218,000, entirely as a result of increased video lottery win compared with the third quarter of 2004.

For the nine months ended September 30, 2005, net earnings improved 21.2% to $16,818,000 and net earnings per diluted share improved 34.6% to $.70 from $.52 for the nine months ended September 30, 2004.

Record quarterly occupancy levels of almost 98% were recorded in the Dover Downs Hotel and Conference Center.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “The conversion of most of our games to ticket-in-ticket-out format, as well as more efficient marketing efforts and the expiration of our management agreement have allowed us to grow our earnings at an accelerated pace.  We are happy with our results to date.”

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.06 per share. The dividend is payable on December 10, 2005 to shareholders of record at the close of business on November 10, 2005.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Gaming(1)	$52,240	$51,022	$152,128	$145,290
Other operating(2)	3,832	3,923	10,709	10,742
	56,072	54,945	162,837	156,032

Expenses:
Gaming	38,824	39,458	114,408	114,023
Other operating	3,348	4,150	9,889	9,722
General and administrative	1,188	1,065	3,536	3,310
Depreciation	1,771	1,691	5,240	5,081
	45,131	46,364	133,073	132,136

Operating earnings	10,941	8,581	29,764	23,896

Interest expense	486	183	1,400	512

Earnings before income taxes	10,455	8,398	28,364	23,384

Income taxes	4,260	3,416	11,546	9,510

Net earnings	$6,195	$4,982	$16,818	$13,874

Net earnings per common share:
—Basic	$0.26	$0.19	$0.71	$0.52
—Diluted	$0.26	$0.19	$0.70	$0.52

Average shares outstanding:
—Basic	23,787	26,475	23,787	26,477
—Diluted	23,993	26,523	23,955	26,552

(1)                                  Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)                                  Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEET
In Thousands
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash	$17,423	$17,688
Accounts receivable	1,428	2,919
Due from State of Delaware	10,496	10,080
Inventories	2,043	2,147
Prepaid expenses and other	2,825	2,220
Receivable from Dover Motorsports, Inc.	—	2
Deferred income taxes	2,259	2,168
Total current assets	36,474	37,224

Property and equipment, net	120,585	123,076
Total assets	$157,059	$160,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,857	$6,801
Purses due horsemen	9,801	9,082
Accrued liabilities	9,792	11,990
Income taxes payable	340	651
Deferred revenue	162	195
Total current liabilities	23,952	28,719

Notes payable to banks	40,775	51,950
Deferred income taxes	6,909	6,861

Stockholders’ equity:
Common stock	999	936
Class A common stock	1,391	1,448
Additional paid-in capital	36,457	35,764
Retained earnings	47,671	35,156
Deferred compensation	(1,095)	(534)
Total stockholders’ equity	85,423	72,770
Total liabilities and stockholders’ equity	$157,059	$160,300

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
In Thousands
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Operating activities:
Net earnings	$16,818	$13,874
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,240	5,081
Amortization of credit facility origination fees	31	46
Amortization of deferred compensation	159	42
Deferred income taxes	(253)	1,163
Changes in assets and liabilities:
Accounts receivable	1,491	930
Due from State of Delaware	(416)	(1,546)
Inventories	104	(306)
Prepaid expenses and other	(636)	(501)
Receivable from/payable to Dover Motorsports, Inc.	2	9
Accounts payable	(1,749)	(2,860)
Purses due horsemen	719	1,876
Accrued liabilities	(2,198)	161
Income taxes payable/prepaid income taxes	(101)	137
Deferred revenue	(33)	(10)
Net cash provided by operating activities	19,178	18,096

Investing activities:
Capital expenditures	(3,944)	(5,038)
Net cash used in investing activities	(3,944)	(5,038)

Financing activities:
Borrowings from revolving debt	136,549	146,855
Repayments of revolving debt	(147,724)	(154,080)
Dividends paid	(4,303)	(4,509)
Repurchase of common stock	—	(505)
Other	(21)	—
Net cash used in financing activities	(15,499)	(12,239)

Net (decrease) increase in cash	(265)	819
Cash, beginning of period	17,688	14,138
Cash, end of period	$17,423	$14,957